Exhibit 21.1

Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF FORMATION
Marlin Leasing Corporation	Delaware
AssuranceOne, Ltd.	Bermuda
Marlin Business Bank	Utah
Marlin Receivables Corp.	Nevada
Admiral Financial Corp.	New Jersey